Exhibit 99.1

For Further Information Contact:

Tony Deasey Celsion Corporation 410.290.5390 tony@celsion.com	General Info: Marilynn Meek Financial Relations Board 212-827-3773 mmeek@financialrelationsboard.com Investor Info: Susan Garland 212-827-3775 sgarland@financialrelationsboard.com

CELSION ANNOUNCES 1-FOR-15 REVERSE STOCK SPLIT

Stockholder-Approved Split Designed to Improve Capital Structure; Split-Adjusted Trading to

Begin on February 28, 2006

COLUMBIA, MD., February 27, 2006: Celsion Corporation (AMEX: CLN) today announced that its Board of Directors has authorized a one-for-fifteen reverse split of its common stock, which was approved by Celsion stockholders at the Annual Meeting of Stockholders on May 19, 2005. This reverse stock split is being executed as part of Celsion’s strategy to become a fully integrated drug development company. The reverse stock split will be effective on February 28, 2006, when Celsion’s common stock will begin trading at the split-adjusted level.

Dr. Lawrence Olanoff, Celsion’s Chief Executive Officer said, “This action marks the completion of another milestone in Celsion’s planned transformation from a medical device company into a fully integrated drug development company. We have demonstrated our ability to initiate and execute a development program for our heat activated liposomal doxorubicin drug, ThermoDoxTM, including starting human clinical studies in two cancer indications and the recruitment of an experienced drug development management team. However, we believe that these achievements as well as the successful commercialization of our Prolieve Thermodilatation® system and the funding of the ThermoDox development program are not reflected in our current valuation. Our current capital structure, as a result of multiple past equity raises, has become an effective barrier to new investors. We are confident that this reorganization of our capital structure will provide increased interest for institutional and new investors, improve stock liquidity, reduce administrative costs, and ultimately benefit our current stockholders.”

The number of shares of Celsion common stock issued and outstanding will be reduced from approximately 161,900,000 shares as of February 27, 2006, to approximately 10,727,000 shares post-split. The number of shares reserved for issuance under the Employee Stock Plan will also be reduced proportionately. No fractional shares will be issued in connection with the reverse stock split. Shareholders who would be entitled to fractional shares will receive cash payments in lieu of receiving fractional shares. Celsion’s transfer agent will contact stockholders of record after February 28 to arrange for the exchange of stock certificates; however, one may sell shares without having exchanged the pre-split certificate.

ABOUT CELSION: Celsion Corporation, based in Columbia, Maryland, is a biotechnology company dedicated to the development and commercialization of heat activated treatment systems for cancer.

Celsion has research, license or commercialization agreements with leading institutions such as the National Institute of Health, Duke University Medical Center, Massachusetts Institute of Technology, Harbor UCLA Medical Center, Montefiore Medical Center and Memorial Sloan-Kettering Cancer Center in New York City,

Celsion Corporation 10220-L Old Columbia Road, Columbia MD 21046-2364 T 410.290-5390 F 410.290.5394

Roswell Park Cancer Institute in Buffalo, New York, and Duke University. For more information on Celsion, visit our website: www.celsion.com.

Celsion wishes to inform readers that forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, unforeseen changes in the course of research and development activities and in clinical trials by others; possible acquisitions of other technologies, assets or businesses; possible actions by customers, suppliers, competitors, regulatory authorities; and other risks detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.

Celsion Corporation 10220-L Old Columbia Road, Columbia MD 21046-2364 T 410.290-5390 F 410.290.5394